Exhibit 99.1

YAHOO! TO ACQUIRE TUMBLR

Promises not to screw it up

SUNNYVALE, Calif. and NEW YORK, May 20, 2013 — Yahoo! Inc. (NASDAQ: YHOO) and Tumblr announced today that they have reached a definitive agreement for Yahoo! to acquire Tumblr.

Per the agreement and our promise not to screw it up, Tumblr will be independently operated as a separate business. David Karp will remain CEO. The product, service and brand will continue to be defined and developed separately with the same Tumblr irreverence, wit, and commitment to empower creators.

With more than 300 million monthly unique visitors and 120,000 signups every day, Tumblr is one of the fastest-growing media networks in the world. Tumblr sees 900 posts per second (!) and 24 billion minutes spent on site each month. On mobile, more than half of Tumblr’s users are using the mobile app and do an average of 7 sessions per day. Its tremendous popularity and engagement among creators, curators and audiences of all ages brings a significant new community of users to the Yahoo! network. The combination of Tumblr+Yahoo! is expected to grow Yahoo!’s audience by 50 percent to more than a billion monthly visitors, and to grow traffic by approximately 20 percent.

The deal offers unique opportunities for both companies. Tumblr can deploy Yahoo!’s personalization technology and search infrastructure to help its users discover creators, bloggers, and content they’ll love. In turn, Tumblr brings 50 billion blog posts (and 75 million more arriving each day) to Yahoo!’s media network and search experiences. The two companies will also work together to create advertising opportunities that are seamless and enhance the user experience.

Total consideration is approximately $1.1 billion, substantially all of which is payable in cash.

“Tumblr is redefining creative expression online,” said Yahoo! CEO Marissa Mayer. “On many levels, Tumblr and Yahoo! couldn’t be more different, but, at the same time, they couldn’t be more complementary. Yahoo is the Internet’s original media network. Tumblr is the Internet’s fastest-growing media frenzy. Both companies are homes for brands – established and emerging. And, fundamentally, Tumblr and Yahoo! are both all about users, design, and finding surprise and inspiration amidst the everyday.”

“I’ve long held the view that in all things art and design, you can feel the spirit and demeanor of the creator. That’s why it was no surprise to me that David Karp is one of the nicest, most empathetic people I’ve ever met. He’s also one of the most perceptive, capable entrepreneurs I’ve ever worked with,” continued Mayer. “David’s respect for Tumblr’s community of creators is awesome. I’m absolutely delighted to have him join our team.”

David Karp, CEO of Tumblr, addressed the Tumblr community, “Our team isn’t changing. Our roadmap isn’t changing. And our mission – to empower creators to make their best work and get it in front of the audience they deserve – certainly isn’t changing. But we’re elated to have the support of Yahoo! and their team who share our dream to make the Internet the ultimate creative canvas. Tumblr gets better faster with more resources to draw from.”

The transaction, which is subject to customary closing conditions, is expected to close in the second half of the year.

Conference Call

Yahoo! will host a conference call at 9:00 a.m. Eastern Time today to discuss this announcement. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://yhoo.client.shareholder.com/events.cfm?CalendarID=8. In addition, an archive of the webcast will be accessible for 90 days through the same link.

About Tumblr

Tumblr is a media network powered by an army of independent creators and home to an audience of more than 300 million unique visitors. Founded by David Karp in 2007, Tumblr is headquartered in New York City.

About Yahoo!

Yahoo! is focused on making the world’s daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo! is headquartered in Sunnyvale, CA, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog (yahoo.tumblr.com).

This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!‘s proposed acquisition of Tumblr (including without limitation the statements contained in the quotations from management in this press release), as well as Yahoo!‘s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; and that the anticipated benefits to Yahoo!, including projected growth in audience and traffic, and benefits to users and advertisers may not be realized. More information about potential factors that could affect Yahoo!‘s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Media Relations Contact:

Sara Gorman, Yahoo! Inc., (408) 349-4040, sgorman@yahoo-inc.com

Investor Relations Contact:

Joon Huh, Yahoo! Inc., (408) 349-3382, investorrelations@yahoo-inc.com

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